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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.   20549


                                   FORM  8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    January 30, 1996


COMMISSION         REGISTRANT, STATE OF INCORPORATION,      I.R.S. EMPLOYER
FILE NUMBER          ADDRESS AND TELEPHONE NUMBER           IDENTIFICATION NO.
-----------          ----------------------------           ------------------

1-1443             CENTRAL AND SOUTH WEST CORPORATION         51-0007707
                   (A Delaware Corporation)
                   1616 Woodall Rodgers Freeway
                   Dallas, TX 75202-1234
                   (214) 777-1000

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Item 5.  Other Events.

Recent Developments

         Summary Unaudited Results of 1995 Operations. Central and South West Corporation's (the "Company") earnings for 1995 increased to $402 million ($2.10 per share) from $394 million ($2.08 per share) in 1994 primarily due to increased electric revenues from customer growth and increased usage and lower operations and maintenance expenses. Retail kilowatt hour ("kwh") sales from United States operations in 1995 increased 2.5% over 1994, reflecting kwh sales growth in all customer classes. In addition, November and December earnings from the SEEBOARD plc ("SEEBOARD") acquisition contributed to the increase during 1995. Partially offsetting these factors were higher depreciation and interest costs and lower earnings from Mirror Construction Work in Progress ("Mirror CWIP") at Central Power and Light Company ("CPL"). See "-- CPL Rate Review" below. Significant one-time items also affecting earnings for 1995 included the Settlement Agreement filed by CPL with the Public Utility Commission of Texas (the "Texas Commission") to settle certain CPL regulatory matters, the termination of the Company's proposed merger with El Paso Electric Company, tax adjustments and adjustments to charges taken in connection with the restructuring of the Company's electric operating subsidiaries (the "Electric Operating Companies") under a new business unit called CSW Electric and the centralization of many common service functions into Central and South West Services, Inc. in 1993 and 1994 (the "Restructuring").

         The Company's consolidated earnings for the three-month period ended December 31, 1995 were $62 million ($.32 per share) compared to $64 million ($.33 per share) for the same period of 1994. Earnings for the quarter ended December 31, 1995 decreased primarily due to decreased earnings from Mirror CWIP and allowance for funds used during construction and increased depreciation and amortization. Also contributing to the decrease were the adjustments taken in 1994 to the 1993 Restructuring charges. The decrease in the last quarter of 1995 was offset in part by the Company's share of earnings from the Company's equity interest in SEEBOARD.

         Transok. The Company recently announced that it will explore strategic alternatives for its natural gas pipeline and marketing subsidiary, Transok, Inc. ("Transok"), including a possible sale. Transok owns one of the largest intrastate pipeline systems in the United States. It was created in 1955 to supply natural gas to the electric generating stations of the Company's subsidiary, Public Service Company of Oklahoma. Its operations have grown to include natural gas transmission, storage, marketing, gathering and processing. In 1995, Transok had revenues of $721 million, operating income of $39 million and net income of $25 million. As of December 31, 1995, Transok had total assets of $766 million.

         CPL Rate Review. On November 6, 1995, CPL filed with the Texas Commission a request to increase its retail base rates by $71 million and reduce its annual retail fuel factors by $17 million. The net effect of these proposals would be an increase of $54 million, or 4.6%, of total retail revenues based on a test year ended June 30, 1995. CPL is not seeking interim rate relief but will implement bonded rates in May 1996, the earliest date permitted by law. CPL also is seeking to reconcile $229 million of fuel costs incurred during the period July 1, 1994 through June 30, 1995. CPL's previous request to reconcile fuel costs from March 1, 1990 to June 30, 1994 in Docket No. 13650 was consolidated with its then current rate review. If the requested increase and other adjustments in rate structure are approved, CPL will commit not to increase its base rates prior to January 1, 2001, subject to certain force majeure events. A final decision on the rate request is not anticipated from the Texas Commission prior to December 1996.

         CPL is requesting this rate review primarily as a result of the expiration of the amortization of Mirror CWIP liability. The Mirror CWIP liability was amortized to income in declining amounts over a five-year period from 1991 through 1995 pursuant to rate settlements reached by CPL in 1990 and 1991. In 1995, Mirror CWIP provided $41 million in non-cash earnings at CPL. Also included in the request are proposals by CPL to accelerate recovery of nuclear and regulatory assets as a way to proactively address certain assets that could be unrecoverable or stranded in a more competitive environment. In a preliminary order issued December 21, 1995, the Texas Commission expanded the scope of the rate review to address certain competitive issues facing the electric utility industry. Competitive issues will be addressed by CPL in a supplemental filing due April 1, 1996, and include issues relating to (i) the calculation of rates on a unbundled or functional basis (i.e., generation, transmission and distribution), (ii) the excess of the current book value of CPL's generating assets over the market value of such assets and the future recovery of such excess, (iii) the application of performance based ratemaking,
(iv) potential revisions in the methodology
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of reconciling and recovering fuel costs and (v) the Texas Commission's authority to introduce competition in the electric utility industry under existing law. The Company cannot predict the ultimate outcome of CPL's rate request.

         Regulatory and Competitive Environment. Amendments to the Public Utility Regulatory Act of the State of Texas ("PURA"), the legal foundation of electric regulation in Texas, became effective on September 1, 1995. Among other things, the amendments deregulate the wholesale bulk power market in the Electric Reliability Council of Texas ("ERCOT"), permit pricing flexibility for utilities facing competitive challenges, provide for a market-driven integrated resource planning process and mandate comparable open access transmission service.

         PURA also requires that the Texas Commission adopt a rule on comparable open transmission access by March 1, 1996. In conjunction with this rulemaking proceeding (Docket No. 14045), Texas Commission Chairman Pat Wood issued a proposal on September 6, 1995 for the purpose of maximizing competition in the ERCOT wholesale bulk power market. The proposal calls for the functional unbundling of integrated utilities where distribution entities could purchase their power requirements from any generator or set of generators in ERCOT. Those generators which are currently regulated would be deregulated after provisions are in place to recover stranded costs. The proposal has been assigned to a separate proceeding (Docket No. 15000), but the Texas Commission has not yet developed a schedule for pursuing this docket. The Company believes this docket may provide the vehicle for the Texas Commission and other interested parties to develop positions on industry restructuring before the Texas Legislature convenes in January 1997. The Company cannot predict the ultimate outcome of Docket No. 15000 or its potential impact on the Electric Operating Companies.

         The Company is unable to predict the ultimate outcome or impact of competitive forces on the electric industry or the Company and its subsidiaries. As the wholesale and retail electricity markets become more competitive, however, the principal factor determining success is likely to be price, and to a lesser extent, reliability, availability of capacity, and customer service.
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SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                       CENTRAL AND SOUTH WEST CORPORATION


Date: January 30, 1996

                                           By:   /s/  Wendy G. Hargus
                                                   Wendy G. Hargus
                                                   Controller